UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2024

DSS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Wiregrass Pkwy, West Henrietta, NY	14586
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.02 par value per share	DSS	The NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification of Rights to Security Holders

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this report is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 22, 2023, the Board of Directors (“the Board”), subject to the requisite approval of the shareholders of DSS, Inc. (the “Company”), approved a proposal to authorize a reverse stock split of the Company’s common stock, at a ratio within the range of not less than 1-for-20 and not more than 1-for-40, with such ratio to be determined in the discretion of the Company’s Chief Executive Officer. On December 1, 2023, the majority of the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s issued and outstanding common stock, at a ratio within the range of not less than 1-for-20 and not more than 1-for-40, with such ratio to be determined in the discretion of the Company’s Chief Executive Officer.

On January 4, 2024, the Company filed a Certificate of Amendment (the “Amendment”) to its Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) with the Secretary of State of the State of New York to effect a one-for-twenty (1-for-20) reverse stock split (the “Reverse Stock Split”) of its issued and outstanding common stock, par value $0.02 per share (the “Common Stock”). As a result of the Reverse Stock Split, at the Effective Time, every twenty (20) shares of the Company’s issued and outstanding pre-Reverse Stock Split Common Stock were automatically combined into one (1) share of outstanding Common Stock. The Reverse Stock Split became effective on January 4, 2024 (the “Effective Time”) and began trading on a split adjusted basis on January 5, 2024 under the existing ticker symbol “DSS” and a new CUSIP number of 26253C 201 on the New York Stock Exchange American.

The Reverse Stock Split did not change the authorized number of shares or the par value of the Common Stock or preferred stock, nor any voting rights of the Common Stock. The Reverse Stock Split reduced the number of shares of Common Stock issued and outstanding from approximately 140 million to approximately 7 million.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share were entitled to receive one full share of post-Reverse Stock Split Common Stock, in lieu of receiving such fractional shares.

The Company’s transfer agent, Equiniti Transfer & Trust Company, is acting as the exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

The foregoing description is qualified in its entirety by the full text of the Certificate of Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DSS, INC.

Date: January 8, 2024	By:	/s/ Frank D. Heuszel
	Name:	Frank D. Heuszel
	Title:	Chief Executive Officer